Exhibit 99.1


               WTT Appoints Paul Genova as President and Director
                and Names Terence McCoy as New CEO And Director

    PARSIPPANY, N.J.--(BUSINESS WIRE)--March 19, 2004--Wireless Telecom Group, Inc. (AMEX Symbol: WTT) announced today that its Board of Directors has elected Paul Genova as the Company's President and Director. In addition, the Board of Directors has elected, effective April 14, 2004, Mr. Terence McCoy as the Company's Chief Executive Officer and Director. Mr. Genova, who continues as the Company's Chief Financial Officer, will act as Chief Executive Officer until Mr. McCoy assumes such position. The appointments follow Edward Garcia's decision to resign as President, CEO and Director of the Company and to become an engineering consultant on new noise product development efforts by the Company.
    Mr. Genova, 48, has been the Chief Financial Officer of the Company since September 2003.
    Mr. McCoy, 46, will join the Company from his position as Group Vice President of the Reed Printing and Packaging Group, and Reed Business Information, a Reed Elsevier Group Company.
    Karabet "Gary" Simonyan, the Company's non-executive Chairman of the Board and its founder expressed the Board's appreciation for Mr. Garcia's leadership and dedication to the Company. Mr. Garcia stated, "My new role will allow me to focus my attention on my true interest, contributing my engineering skills to the continued success of the Company." Mr. Genova stated that he was looking forward to the challenges and opportunities of his new position and to the addition of Mr. McCoy's tremendous leadership and marketing capabilities. Terry stated that he was excited about the Company's prospects and working with the Company in taking it to the next level.
    Wireless Telecom Group, Inc. is a global provider of electronic noise generation equipment in the telecommunications field.
    Boonton Electronics, a wholly owned subsidiary, is a leader in the manufacture of test equipment dedicated to measuring the power of RF and Microwave systems used in multiple telecommunication markets.
    Microlab/FXR, a wholly owned subsidiary, is a global provider of passive microwave components including power splitters, directional couplers and filters. These products are employed as system components in commercial applications such as wireless base stations for cellular, paging and private communications, in-building wireless signal distribution, television transmitters and aircraft navigation landing systems. Microlab/FXR products are also used in military systems such as electronic countermeasures and missile guidance.

    Except for historical information, the matters discussed in this news release may be considered ``forward-looking'' statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002 and Forms 10-Q for 2003.

    CONTACT: For: Wireless Telecom Group, Inc.
             Reed DuBow, 201-261-8797